Exhibit 99.1

Press Release

Contact: David W. Wehlmann Executive Vice President & Chief Financial Officer

Amex Symbol: GW

     FOR IMMEDIATE RELEASE: HOUSTON, TEXAS — MARCH 31, 2004, GREY WOLF, INC. ANNOUNCES CLOSING OF $100.0 MILLION OF FLOATING RATE CONTINGENT CONVERTIBLE SENIOR NOTES DUE 2024.

     Houston, Texas, March 31, 2004—Grey Wolf, Inc. (“Grey Wolf” or the “Company”) (AMEX-GW), announced the completion of its previously announced private offering of $100.0 million aggregate principal amount of floating rate contingent convertible senior notes due 2024. The notes will bear interest at a per annum rate equal to three-month LIBOR, adjusted quarterly, minus a spread of 0.05% (currently 1.06%). Regardless of the level of three-month LIBOR, the coupon interest rate will never exceed 6.00%.

     The notes are convertible into shares of the Company’s common stock at a conversion rate of approximately 153.6098 shares of common stock per $1,000 principal amount of notes, which is equivalent to an initial conversion price of $6.51 per share of common stock, subject to adjustment in certain circumstances. The notes will be convertible only upon the occurrence of certain specified events including, but not limited to, if, at certain times, the closing sale price of the Company’s common stock exceeds 120% of the then current conversion price, or $7.81 per share based on the initial conversion price.

     The notes will mature April 1, 2024, and may not be redeemed by the Company prior to April 1, 2014. Holders of the notes may require the Company to repurchase some or all of the notes on April 1, 2014 and 2019.

     The net proceeds from the sale were approximately $96.9 million after deducting the initial purchasers’ discount and estimated offering expenses. The net proceeds will be used to fully redeem the remaining $85.0 million aggregate principal amount of the Company’s 8-7/8% Senior Notes Due 2007 and for general corporate purposes. The Senior Notes will be redeemed at 102.958%, plus accrued interest, on April 30, 2004.

     First quarter interest expense will include $2.5 million in redemption premium paid on the 8-7/8% Senior Notes. Second quarter interest expense will include $1.1 million in accelerated amortization of the previously deferred financing costs and original issue discount on the 8-7/8% Senior Notes and interest expense on the 8-7/8% Senior Notes from April 1 to April 29, 2004.

     We have granted one of the initial purchasers an option to purchase up to $25.0 million aggregate principal amount of additional contingent convertible notes under the same terms. The option expires April 30, 2004. If the option to acquire the additional $25.0 million principal amount of the notes is exercised, the net proceeds will be used for general corporate purposes.

     The notes and the common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and may not be offered or sold in the U.S., absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

     Grey Wolf, Inc., headquartered in Houston, Texas, is a leading provider of contract oil and gas land drilling services in the Ark-La-Tex, Gulf Coast, Mississippi/Alabama, South Texas, West Texas and Rocky Mountain regions with a total drilling rig fleet of 117.

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